Exhibit 99.h.1.vi

FOURTH AMENDMENT TO ADMINISTRATION AGREEMENT

This Fourth Amendment to the Administration Agreement (the “Amendment”), effective as of January 1, 2015, by and between Mercer Funds (f/k/a MGI Funds), a statutory trust organized under the laws of Delaware (the “Fund”), and State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Administrator”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Fund and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated as of August 12, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Agreement; and

WHEREAS, the Fund and State Street desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments.

(a) Section 8(a) of the Agreement is hereby amended by replacing the first sentence of such Section in its entirety with the following:

“The term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including January 1, 2018 (the “Initial Term”), unless earlier terminated as provided herein.”

(b) Section 9(a) of the Agreement is hereby amended to amend the notice address to the Bank, as follows:

“To the Bank:

State Street Bank and Trust Company
1 Iron Street
Boston, Massachusetts 02210
Attention: Steven N. Duncan, Senior Vice President
Telephone: 617-662-9093
Facsimile: 617-937-4381

with a copy to:
State Street Bank and Trust Company
Legal Division – Global Services Americas
One Lincoln Street

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Boston, MA 02111

Attention: Senior Vice President and Senior Managing Counsel”

(c) Section 10 to the Agreement is hereby deleted in its entirety and replaced with the following:

“10.1 Confidentiality. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Bank or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.2. Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Bank (which term for purposes of this Section 10.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Bank or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Bank and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Bank or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund

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otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Bank and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that the Bank and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Bank’s compensation for services under this Agreement or such other agreement, and the Bank and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 10.2 shall limit the confidentiality and data-protection obligations of the Bank and its Affiliates under this Agreement and applicable law. The Bank shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

(d) Appendix A attached hereto shall replace in its entirety any prior Appendix A

(e) Appendix C attached hereto shall replace in its entirety any prior Appendix C.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereto adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers

Title:	Executive Vice President

MeRCER Funds

By:	/s/ Manuel Weiss

Name:	Manuel Weiss

Title:	Vice President
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Appendix A

Mercer Funds

Mercer US Large Cap Growth Equity Fund

Mercer US Large Cap Value Equity Fund

Mercer US Small/Mid Cap Growth Equity fund

Mercer US Small/Mid Cap Value Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Core Fixed Income Fund

Mercer Global Low Volatility Equity Fund

Mercer Opportunistic Fixed Income Fund

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APPENDIX C

Fund Administration CFTC Services

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Opportunistic Fixed Income Fund

Mercer Core Fixed Income Fund

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